Exhibit 99.1

UNIVERSAL AMERICAN
FINANCIAL CORP.

                              FOR IMMEDIATE RELEASE

                  UNIVERSAL AMERICAN FINANCIAL CORP. COMPLETES
                           ACQUISITION OF PYRAMID LIFE
                           ---------------------------


Rye Brook, NY - March 31, 2003 - UNIVERSAL AMERICAN FINANCIAL CORP. (NASDAQ NATIONAL MARKET: UHCO) ("Universal American") announced that, through one of its subsidiaries, it completed today the acquisition of Pyramid Life Insurance Company ("Pyramid Life") from Ceres Group, Inc. (NASDAQ National Market: CERG) for $57.5 million.

Founded in 1913, Pyramid Life provides health and life insurance products to the senior market including Medicare supplement, long-term care, life insurance, and annuities. Pyramid Life markets its products in 26 states through a career agency sales force of over 1,100 career agents operating out of 29 Senior Solutions Sales Centers.

"We believe this to be an ideal acquisition for our company," stated Richard Barasch, chairman and CEO of Universal American. "We are acquiring a company with a profitable block of in force premium and a productive and skilled sales organization that has consistently produced quality senior market business. In 2002, these agents wrote more than $26 million on an annualized basis.

"In anticipation of the acquisition, we have already begun the integration of Pyramid," Mr. Barasch continued, "and we believe that most of the business will be converted onto our systems by the end of the year. While we will utilize our cost-effective and efficient service center to administer the business, we will preserve the marketing identity and quality service that has defined Pyramid Life."

Banc of America Securities was the exclusive financial advisor to Universal American in this transaction. Raymond James acted as financial advisor to the Transaction Committee of the Board of Directors of Universal American.


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Universal American Financial Corp.                                      Page 2
March 31, 2003


ABOUT UNIVERSAL AMERICAN FINANCIAL CORP.

Universal American Financial Corp. offers a portfolio of supplemental life and health insurance products, primarily to the senior market, as well as third party administrator services for insurance and non-insurance programs in the senior market. The Company is included on the Russell 2000 and 3000 Indexes. For more information on Universal American, please visit our website at www.uafc.com.

Except for the historical information contained above, this document may contain some forward looking statements, including statements related to 2003 operating results, which involve a number of risks and uncertainties that could cause actual results to differ materially. These risk factors are listed from time to time in the Company's SEC reports. The estimate of the accretion of the transaction reflects the Company's best estimates based upon available information and numerous assumptions and, accordingly, may or may not be achieved if business conditions change or the assumptions that have been made prove not to be accurate.


CONTACT:                                -OR-      INVESTOR RELATIONS COUNSEL:
Robert A. Waegelein                               The Equity Group Inc.
Executive Vice President &                        www.theequitygroup.com
                                                  ----------------------
Chief Financial Officer (914) 934-8820            Linda Latman (212) 836-9609
                                                  Sarah Torres (212) 836-9611